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                                                                    EXHIBIT 4.42

GF-2000-2601

                                                 Contract Reference No.: 0001249

                    STATE-OWNED LAND USE RIGHT GRANT CONTRACT

PREPARED UNDER THE SUPERVISION OF         THE MINISTRY OF LAND AND RESOURCES OF THE PEOPLE'S REPUBLIC OF
                                          CHINA
                                          THE ADMINISTRATION FOR INDUSTRY AND COMMERCE OF THE PEOPLE'S
                                          REPUBLIC OF CHINA

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                    STATE-OWNED LAND USE RIGHT GRANT CONTRACT

                         CHAPTER ONE GENERAL PRINCIPLES



ARTICLE 1

Parties to this State-owned Land Use Right Grant Contract (this "Contract"):

Grantor: LIANYUNGANG MUNICIPAL ADMINISTRATION OF LAND AND RESOURCES of Jiangsu
Province Grantee: YANGGUANG SOLAR TECHNOLOGY CO., LTD.

In accordance with the Land Administration Law of the People's Republic of China, the Urban Real Estate Administration Law of the People's Republic of
China and the Contract Law of the People's Republic of China (the "PRC" or
"China"), other relevant PRC laws and regulations, and local laws, the Grantor and the Grantee hereby enter into this Contract by adhering to the principle of equality, voluntariness, paid-use and good faith.

ARTICLE 2

The Grantor hereby grants the land use right contemplated hereunder pursuant to the authority conferred to it under law. The ownership of the land covered under the land use right granted hereunder (the "Granted Land") is vested in the PRC.
The State has the jurisdiction and administrative right conferred by the PRC
Constitution and statutes, any other powers required to be exercised by the State under the PRC laws, and any other rights necessary for the public interest. Any underground resources, buried property and public utilities shall not be covered under the land use right granted hereunder.

    CHAPTER TWO DELIVERY OF THE GRANTED LAND AND PAYMENT OF THE LAND USE FEE

ARTICLE 3

The plot on which the Granted Land lies is situated along the west side of Xingang Road and the north side of Jing'er Road in Dapu Industrial Zone and numbered as __________. The plot has a total area of One Million, One Hundred square meters (1,000,100m(2)), of which One Million, One Hundred square meters
(1,000,100m(2)) is covered under the Granted Land. The four boundaries and the coordinate of the boundary markers are set forth in the Boundary Map of the Granted Land attached hereto as an exhibit.

ARTICLE 4

The Granted Land hereunder shall be used for industrial purposes.

ARTICLE 5

The Grantor agrees to deliver the Granted Land to the Grantee prior to August
31, 2005 and that the Granted Land shall at the time of the delivery, meet the conditions specified in Section 5.1 below:

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5.1 The site shall be leveled and the area shall have an access to six public utilities, i.e., roads, communications, power supply, water supply, sewer discharge and rain drainage.

5.2 The area shall have an access to ______public utilities, i.e.,
_________________, but the site is neither vacated nor leveled, and the conditions of the buildings and other structures on the land are as follows:
_________________.

5.3 The Granted Land shall be delivered as it is.

ARTICLE 6

The term of the land use right to be granted hereunder shall be 50 years (the
"Term"), commencing from the date on which the Granted Land is actually delivered to the Grantee by the Grantor, or the date on which this Contract is executed where this Contract is intended for the conversion of the land use right originally allocated to the Grantee into the granted land use right.

ARTICLE 7

The unit land use right grant fee for the grant of the Granted Land hereunder shall be One Hundred and Sixty Renminbi Yuan per square meter (RMB160/m(2)) and the total land use right grant fee (the "Land Use Fee") shall be One Hundred and Sixty Million, Sixteen Thousand Renminbi Yuan (RMB160,016,000).

ARTICLE 8

Within _______days as of the execution of this Contract, the Grantee shall pay the Grantor _________Renminbi Yuan (RMB_____) as a deposit for its performance of this Contract, which may be set off against the Land Use Fee payable hereunder.

ARTICLE 9

Grantee agrees to pay the Land Use Fee specified in Article 8 above pursuant to
Section 9.1 below:

9.1 Within fifteen (15) days as of the execution of this Contract, pay the Land
Use Fee specified in Article 8 above in a lumpsum.

9.2 pay the Land Use Fee to the Grantor in ______installments in accordance with the schedule and the amount set forth below.

First Installment: __________Renminbi Yuan (RMB_______) payable prior to
_____________.

Second Installment: __________Renminbi Yuan (RMB_______) payable prior to
_____________.

________Installment: __________Renminbi Yuan (RMB_______) payable prior to
_____________.

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_________Installment: __________Renminbi Yuan (RMB_______) payable prior to
_____________.

Where the Land Use Fee is to be paid by installments, the Grantee shall pay interest accrued on each installment beginning from the second installment, which shall be computed at the bank's loan interest rate then in effect.

   CHAPTER THREE DEVELOPMENT, CONSTRUCTION AND UTILIZATION OF THE GRANTED LAND

ARTICLE 10

Within fifteen (15) days as of the execution of this Contract, the parties hereto shall verify the boundary markers at each boundary point in accordance with the coordinate set forth on the Boundary Map of the Granted Land attached hereto as an exhibit. The Grantee shall properly protect, and not change without authorization the boundary markers for the Granted Land. The Grantee shall upon being aware of any damage to or any relocation of any boundary marker, promptly submit a written report to the Grantor and apply for land measurement for boundary marker resetting and reinstatement.

ARTICLE 11

Any new buildings to be constructed by the Grantee on the Granted Land hereunder shall satisfy the following conditions:

nature of the main buildings: as set forth in the plan;
nature of the accessory buildings: as set forth in the plan;
plot ratio: as set forth in the plan;
lot coverage: as set forth in the plan;
height limit of the buildings: as set forth in the plan;
green land ratio: as set forth in the plan; and any other requirements for the use of the Granted Land: as set forth in the plan.

ARTICLE 12

The Grantee agrees to renovate and construct the following projects and transfer such projects upon being completed to the government free of charge:

1.  ______________________________________;
2.  ______________________________________; and
3.  ______________________________________.

ARTICLE 13

The Grantee agrees that it shall commence the construction on the Granted Land prior to December 31, 2005.

Where the Grantee cannot commence the construction as scheduled above, it shall apply to the Grantor for a postponement of construction; provided, however that, the postponement period may not exceed a year.

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ARTICLE 14

In the course of the construction on the Granted Land, the interconnections between the facilities for water, gas and sewer and other utilities on the Granted Land and the main pipeline networks, the interfaces at the power transformation station, and the projects for leading public utilities to the Granted Land shall be implemented in accordance with relevant regulations.

The Grantee agrees to allow various pipes and lines laid by the government to satisfy the needs of public utilities to go through and across the Granted Land.

ARTICLE 15

The Grantee shall within thirty (30) days as of its full payment of the Land Use
Fee as agreed herein, apply for land registration to, receive the State-owned
Land Use Certificate from, and obtain the granted land use right from the Grantor on the strength of this Contract and evidence for the payment of the Land Use Fee, in each case, in accordance with relevant regulations.

The Grantor shall within thirty (30) days as of its acceptance of the application for land registration submitted by the Grantee, carry out the granted land use right registration for the Grantee and issue the State-owned
Land Use Certificate to the Grantee in accordance with applicable laws.

ARTICLE 16

The Grantee must reasonably utilize the Granted Land in accordance with applicable laws and any of its activities on the Granted Land may not damage or harm the environment or facilities in the surrounding areas. The Grantee shall be liable for the compensation for any losses caused to the State or any other person.

ARTICLE 17

Within the Term, the Grantee must utilize the Granted Land in accordance with the purpose and the use conditions of the land as set forth herein. Where the Grantee needs to change the purpose and the use conditions of the Granted Land as set forth herein, it shall carry out procedures necessary for obtaining approvals in accordance with applicable laws, apply to the Grantor for its consent, execute an amendment to land use right grant contract or a new land use right grant contract, correspondingly adjust the land use right grant fee and carry out the land change registration.

ARTICLE 18

The government shall reserve its right to make adjustments to the Granted Land for urban planning purposes. In case of any change to the original land utilization plan, the existing buildings and fixtures on the Granted Land shall not be affected. However, any change to or renovation or reconstruction of any buildings and fixtures on the Granted Land within the use term thereof, or the extension of the use term of any buildings and fixtures on the Granted

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Land upon the expiration of the use term thereof, shall be carried out in accordance with the plan then in effect.

ARTICLE 19

The Grantor may not recover the land use right legally obtained by the Grantee prior to the expiration of the Term. Notwithstanding the foregoing, where under extraordinary circumstances, the public interest requires the Grantor to recover the granted land use right prior to the expiration of the Term, the Grantor shall obtain necessary approvals, pay a corresponding compensation to the Grantee on the basis of the value of the buildings and fixtures on the Granted
Land at the time of the recovery and the portion of the Land Use Fee of the granted land use right for the remainder of the Term.

         CHAPTER FOUR TRANSFER, LEASE AND MORTGAGE OF THE LAND USE RIGHT

ARTICLE 20

After having fully paid the Land Use Fee, received the State-owned Land Use
Certificate and obtained the granted land use right in accordance with this Contract, the Grantee shall have the right to transfer, lease or mortgage all or any part of the granted land use right; provided however that, the initial transfer (including sale, exchange and complimentary transfer) of the granted land use right for the remainder of the Term shall be subject to the verification by the Grantor that by the time of the initial transfer all the conditions set forth Section 20.1 below have been satisfied:

20.1 The investment in and the development of the Granted Land have been conducted in compliance with this Contract and more than 25% of the intended total investment has been completed; or

20.2 The investment in and the development of the Granted Land have been conducted in compliance with this Contract and the Granted Land have been prepared for industrial use or any other construction purposes.

ARTICLE 21

In case of a transfer or mortgage of the land use right granted hereunder, the parties to such transfer or mortgage shall execute a written transfer or mortgage contract. In case of a lease of the land use right granted hereunder that has a term longer than six (6) months, the lessor and the lessee shall execute a written lease contract.

Any transfer, mortgage or lease of the land use right granted hereunder may not violate any applicable PRC laws, regulation or this Contract.

ARTICLE 22

In case of a transfer of the land use right granted hereunder, any and all the rights and obligations set forth herein shall be transferred therewith and the term of the land use right so transferred shall be equal to the Term less the number of years during which the land use right has been used. After all or any portion of the land use right has been leased out, any and all the rights and obligations set forth herein shall continue to be assumed by the Grantee.

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ARTICLE 23

In case of a transfer, lease or mortgage of the use right granted hereunder, the buildings and fixtures on the Granted Land shall be transferred, leased or mortgaged therewith, and vice versa.

ARTICLE 24

In case of a transfer, lease or mortgage of the land use right granted hereunder, the parties to such transfer, lease or mortgage shall within thirty
(30) days as of the execution of appropriate contracts, apply for land registration with the competent land administration on the strength of this Contract and the appropriate transfer, lease or mortgage contracts and the State-owned Land Use Certificate.

                             CHAPTER FIVE EXPIRATION

ARTICLE 25

Where upon the expiration of the Term, the user of the Granted Land needs to continue to use the Granted Land, he/she/it shall submit an application for extension at least one year prior to the expiration of the Term. In such case, the Grantor shall approve such application except it needs to recover the Granted Land for the public interest.

Where the Grantor consents to the extension under the application, the Grantee shall carry out the procedures for the paid use of land, execute a new contract for the paid use of land with the Grantor, and pay the fee for paid use of land to the Grantor, in each case, in accordance with applicable laws.

ARTICLE 26

Where upon the expiration of the Term, the Grantee does not apply for an extension, or it does but its application is rejected by the Grantor in accordance with Article 25 hereof, the Grantee shall surrender the State-owned
Land Use Certificate. In such case, the Grantor shall recover the land use right granted hereunder on behalf of the State and carry out the procedures for cancelling the registration of the land use right in accordance with relevant regulations.

ARTICLE 27

Where upon the expiration of the Term, the Grantee fails to apply for an extension, the land use right granted hereunder and the buildings and fixtures on the Granted Land shall be recovered by the Grantor on behalf of the State without any compensation to the Grantee. The Grantee shall maintain and may not allow any intentional damage to the normal functionalities of the buildings and fixtures on the Granted Land. Where any building or fixture on the Granted Land loses any of its functionalities, the Grantor may request the Grantee to remove or demolish the buildings and fixtures on the Granted Land and level the Granted
Land.

ARTICLE 28

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Where upon the expiration of the Term, the Grantee applies for an extension but the Grantor rejects such application in accordance with Article 25 hereof, the land use right granted hereunder shall be recovered by the Grantor on behalf of the State and the Grantor shall pay a corresponding compensation to the Grantee on the basis of the remaining value of the buildings and fixtures on the Granted
Land at the time of such recovery.

                            CHAPTER SIX FORCE MAJEURE

ARTICLE 29

Neither party hereto shall be liable for any failure to perform this Contract, whether in whole or in part, as a result of force majeure event; provided however that, the affected party shall to the extent possible, take all necessary measures to mitigate any loss that may be caused by force majeure.
Where either party hereto suffers force majeure after it has had a delay in the performance of this Contract, such party may not be released from the liabilities relating to such delay.

ARTICLE 30

The party who suffers force majeure shall within seventy-two (72) hours, notify the other party of the occurrence of the force majeure event by mail, telex, telegram or facsimile, and within fifteen (15) days as of the occurrence of the force majeure event, deliver to the other party a report to state the reason for its inability to perform the Contract or any part thereof or its need for an extension in the performance.

                CHAPTER SEVEN LIABILITIES FOR BREACH OF CONTRACT

ARTICLE 31

The Grantee must pay the Land Use Fee on time in accordance with this Contract.
In case the Grantee fails to pay any amount of the Land Use Fee on time, it shall from the date on which such amount becomes overdue, for each day during the period when such amount remains unpaid, pay an overdue payment penalty equal to 3% of such amount. Should any amount of the Land Use Fee remain overdue for more than six (6) months, the Grantor shall have the right to terminate this Contract and recover the Granted Land. In such case, the Grantee shall not have the right to request for the return of the deposit. In addition, the Grantor may request the Grantee to indemnify the Grantor for any other losses arising from such default of the Grantee.

ARTICLE 32

After the Grantee pays the Land Use Fee in accordance with this Contract, the Grantor shall deliver the Granted Land on time in accordance with this Contract.
In case of any extension in the occupancy of the Granted Land by the Grantee caused by any failure of the Grantor to deliver the Granted Land on time, for each day of such extension, the Grantor shall pay the Grantee liquidated damages equal to 3% of the actually paid amount of the Land Use Fee. Should the delivery of the Granted Land remain overdue for more than six (6) months, the Grantee shall have the right to terminate this Contract. In such case, the Grantor shall pay the Grantee an amount double the deposit and return any and all the amounts of the Land Use

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Fee that have been paid by then. In addition, the Grantee may request the
Grantor to indemnify the Grantee for any other losses arising from such default of the Grantor.

ARTICLE 33

The Grantee shall implement the intended construction and development of the Granted Land in accordance with this Contract. Where the intended construction and development of the Granted Land have not commenced by the time that is one year after the commencement date of the construction agreed in this Contract, the Grantor may levy a land idling fee on the Grantee which may not exceed 20% of the Land Use Fee. In case the intended construction and development of the Granted Land have not commenced by the time that is two years after the commencement date of the construction agreed in this Contract, the Grantor may recover the land use right granted hereunder without any compensation to the Grantee, except when such failure is caused by force majeure, act of any relevant governmental department, or preparatory work required for the commencement of the construction.

ARTICLE 34

Where the Granted Land delivered by the Grantor fails to meet the land conditions set forth herein, it shall be deemed a breach of the Grantor under this Contract. Such breach shall entitle the Grantee to request the Grantor to perform its obligations to satisfy the land conditions set forth herein and indemnify the Grantee for any direct losses caused by such breach.

                     CHAPTER EIGHT NOTICES AND EXPLANATIONS

ARTICLE 35

Any notices or communications required or permitted hereunder shall take effect upon actual receipt, with no regard to the means of delivery.

ARTICLE 36

In case of any change to the contact information for notices and communications, or bank of deposit, or bank account no. of either party hereto, it shall within fifteen (15) days as of the date of such change, notify the other party of such newly changed contact information, or bank of deposit, or bank account no.. Any losses arising from the failure of either party to notify the other party of any such change on time shall be assumed by the party at fault.

ARTICLE 37

The Grantor has the obligation to answer any question raised by the Grantee with respect to this Contract in connection with the execution of this Contract.

                CHAPTER NINE GOVERNING LAW AND DISPUTE RESOLUTION

ARTICLE 38

The execution, validity, interpretation and performance of, and resolution of disputes under this Contract shall be governed by PRC laws.

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ARTICLE 39

Any dispute arising from the performance of this Contract shall be resolved by the parties hereto through consultations. Any dispute fails to be resolved through such consultations shall be resolved with the method set forth Section
39.1 below:

39.1 Such dispute shall be submitted to Lianyungang Arbitration Committee for resolution through arbitration; or

39.2 Such dispute shall be submitted to a competent court for resolution through litigation.

                            CHAPTER TEN MISCELLANEOUS

ARTICLE 40

This Contract shall take effect in accordance with Section 40.2 below:

40.1 The granting of the Granted Land contemplated hereunder has been approved by ________People's Government and shall take effect upon being executed by both parties hereto.

40.2 The granting of the Granted Land contemplated hereunder is subject to the approval by Lianyungang Municipal People's Government and shall take effect upon being approved by Lianyungang Municipal People's Government.

ARTICLE 41

This Contract shall be executed in four (4) counterparts with equal legal force, with each of the Grantor and the Grantee to hold two (2).

ARTICLE 42

This Contract, together with its exhibit, has ten (10) pages and the Chinese language version shall prevail.

ARTICLE 43

The money amount and area and similar items shall be expressed in both words and numbers which shall be consistent with each other. In case of any inconsistency between the expression in words and the expression in numbers, the expression in words shall prevail.

ARTICLE 44

This Contract is executed in Lianyungang Municipality, Jiangsu Province, the
PRC, on January 28, 2005.

ARTICLE 45

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Any matters not covered hereunder may be set forth in separate agreements reached between the parties hereto which shall be attached hereto as exhibits and have the equal force as this Contract.

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
Grantor (seal):  (affixed with the seal of LIANYUNGANG     Grantee (seal): (affixed with the seal of YANGGUANG
MUNICIPAL ADMINISTRATION OF LAND AND RESOURCES)            SOLAR TECHNOLOGY CO., LTD.)

Domicile:                                                  Domicile:
           --------------------------------                           --------------------------------

Signed by:   /s/ Cao Bin                                   Signed by:   /s/ Liu Huiqiang
           --------------------------------                           --------------------------------
           Legal Representative (authorized                           Legal Representative (authorized
           representative)                                            representative)

Telephone:                                                 Telephone:
           --------------------------------                           --------------------------------
Facsimile:                                                 Facsimile:
           --------------------------------                           --------------------------------
Telegram:                                                  Telegram:
           --------------------------------                           --------------------------------
Telex:                                                     Telex:
       ------------------------------------                        -----------------------------------

Bank of Deposit:                                           Bank of Deposit:
                 --------------------------                                 --------------------------
Bank Account No.:                                          Bank Account No.:
                  -------------------------                                  -------------------------
Postal Code:                                               Postal Code:
              -----------------------------                              -----------------------------

                             Dated: January 28, 2005

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